Exhibit 4.1

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF

INCORPORATION OF FORWARD INDUSTRIES, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being the Chief Financial Officer of Forward Industries, Inc. (the “Corporation”), a corporation organized and existing under Business Corporation Law of the State of New York (the “NYBCL”), hereby certifies as follows, pursuant to Sections 502 and 805 of the NYBCL:

(1)The name of the Corporation is Forward Industries, Inc. The name under which the Corporation was formed was Progress Heat Sealing Co., Inc.

(2)The Certificate of Incorporation of the Corporation (the “COI”) was originally filed on March 6, 1961.

(3)This Certificate of Amendment (“COD”) to the COI was authorized by the vote of the Board of Directors of the Corporation (“Board”) pursuant to Section 502 of the NYBCL.

(4)The Corporation is authorized to issue a total of 44,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 4,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which there are 100,000 shares of Preferred Stock designated as Series A Participating Preferred Stock (“Series A”), par value $0.01 per share. Immediately prior to the filing of this COD (the “Effective Time”), there are there are 100,000 shares of Series A authorized and there are no shares of Series A issued and outstanding. An amendment of the Corporation’s COI effected by this COD to add the designations, rights and preferences of a new Preferred Stock, par value $0.01 per share is hereby made. Immediately after the Effective Time, there will be 3,898,300 shares of Preferred Stock authorized, 100,000 shares of Series A authorized with no shares of Series A issued and outstanding, and 1,700 shares of Series A-1 Convertible Preferred Stock authorized with no shares issued and outstanding.

To effect the foregoing, Article FIFTH of the Corporation’s COI, relating to the Convertible Preferred Stock, is hereby amended. The following shall be added to Article FIFTH:

The Corporation’s Board has designated 1,700 shares of Preferred Stock as Series A-1 Convertible Preferred Stock, which shall have the following designations, rights, preferences and limitations:

Series A-1 Convertible Preferred Stock

1. Designation. The Corporation designates a series of preferred stock, consisting of 1,700 shares, with a stated value of $1,000 per share (the “Stated Value”) (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to such stock), as Series A-1 Convertible Preferred Stock (the “Series A-1”) which shall have the designations, rights, preferences and limitations described in this Article FIFTH. The Series A-1 will rank, with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (1) senior to all classes or series of the Corporation’s Common Stock (the “Common Stock”) and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (2) and (3) of this Section 1 (“Junior Stock”); (2) on a parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series A-1 Convertible Preferred Stock with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up (“Parity Stock”); (3) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A-1 with respect to the distribution of assets upon the Corporation’s liquidation, dissolution or winding up (“Senior Stock”); and (4) junior to all of the Corporation’s existing and future indebtedness.

2. Redemption. The shares of Series A-1 are not redeemable.

3. Voting Rights. The holders of shares of Series A-1 shall not have any voting rights, except as set forth herein.

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4. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of Junior Stock, each holder of Series A-1 shall be entitled to receive out of assets of the Corporation legally available therefor: (i) an amount per share equal to the Stated Value of cash and/or other property received by the Corporation pursuant to such liquidation, dissolution or winding up, and (ii) the same amount that a holder of the Corporation’s Common Stock would receive on an as-converted basis (without regard to the Conversion Restrictions or any other conversion limitations hereunder). Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

5. Remedies, Characterizations. Other Obligations, Breaches and Injunctive Relief. The remedies provided for hereunder, shall be cumulative and in addition to all other remedies available under this COD, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this COD.

6. Conversion.

(a) Subject to the Conversion Restrictions, the Series A-1 shall be convertible at the option of the holder into that number of shares of Common Stock as is determined by (i) multiplying the number of shares of Series A-1 to be converted by the Stated Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares of Series A-1 to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion.[1] The “Conversion Price” applicable to the Series A-1 shall initially be equal to $7.50. Such initial Conversion Price, and the rate at which shares of Series A-1 may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 7.

(b) Notwithstanding the foregoing or anything else in this COD to the contrary, unless and until the Stockholder Approval (to the extent required under the listing rules of NASDAQ) is obtained, (i) the holders shall not have the right to acquire shares of Common Stock, and the Corporation shall not be required to issue shares of Common Stock, in excess of the Share Cap and (ii) no Holder shall have the right to acquire shares of Common Stock, and the Corporation shall not be required to issue shares of Common Stock to such holder, in excess of such holder’s Individual Holder Share Cap (collectively, the “Conversion Restrictions”), and in each case, the Corporation shall obtain Stockholder Approval of such issuances.

7. Stock Dividends, Stock Splits and Combinations. If the Corporation, at any time while any Series A-1 shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be adjusted proportionately. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

8. Acquired Series A-1. Any shares of Series A-1 that are converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A-1 following conversion or acquisition.

[1] Product of $1,000 Stated Value Multiplied 1,700 shares divided by $7.50 = 226,667 shares of common stock

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9. Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its COI including by the filing of any COD (however such document is named), bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this COD, and will at all times in good faith carry out all the provisions of this COD and take all action as may be required to protect the rights of the Holders.

10. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, without first obtaining the written consent of at least a majority of the outstanding Series A-1, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its COI or bylaws, or file any Certificate of Amendment (however such document is named) to create a Senior Stock, Parity Stock or any class or any series of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series A-1; or (b) increase or decrease (other than by conversion) the authorized number of Series A-1.

11. Amendment. Except for the Conversion Restrictions of this COD, or as otherwise required by law, this COD may be amended by the written consent or affirmative vote of at least a majority of the outstanding Series A-1.

12. Waiver. Except for the Conversion Restrictions set forth in Section 7 of this COD and as otherwise set forth in Section 11 of this COD, any of the rights, powers, preferences, privileges, restrictions, qualifications, limitations and other terms of the Series A-1 set forth herein may be waived on behalf of all Holders of Series A-1 by the written consent or affirmative vote of at least a majority of the outstanding Series A-1.

13. Specific Shall Not Limit General. No specific provision contained in this COD shall limit or modify any more general provision contained herein.

14. Definitions. As used herein with respect to Series A-1:

“Common Stock” has the meaning set forth in Section 1.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Price” has the meaning set forth in Section 6(a).

“Conversion Restrictions” has the meaning set forth in Section 6(b).

“Corporation” means Forward Industries, Inc.

“Individual Holder Share Cap” means, with respect to any individual Holder, the maximum number of shares of Common Stock that could be issued by the Company to such Holder without triggering a change of control under NASDAQ Stock Market Rule 5635 (or its successor).

“Junior Stock” has the meaning set forth in Section1.

“NASDAQ” means the Nasdaq Stock Market, LLC.

“Parity Stock” has the meaning set forth in Section 1.

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“Senior Stock” has the meaning set forth in Section 1.

“Series A” means Series A-1 Preferred Stock.

“Share Cap” means a number of shares of Common Stock equal to the product of (i) 0.199 and (ii) 1,101,070 (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

“Stated Value” has the meaning set forth in Section 1.

“Stockholder Approval” means, to the extent required by the listing rules of NASDAQ Stock Market, the approval by the stockholders of the Company to remove the Share Cap and/or the Individual Holder Share Cap, as applicable, in accordance with NASDAQ Stock Market Rule 5635 (or its successor).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Financial Officer as of this 1st day of July 2024.

FORWARD INDUSTRIES, INC.

By: /s/ Kathleen Weisberg

Name: Kathleen Weisberg

Title: Chief Financial Officer

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